LOAN AGREEMENT

THIS LOAN AGREEMENT ("Agreement") is made on April 15, 2005, by and between NEC-EPS Holding, LLC, a Delaware limited liability company ("NEC-EPS Holding"), Lynn Energy Center, LLC, a Delaware limited liability company ("Lynn Energy"), Franklin Energy Center, LLC, a Delaware limited liability company ("Franklin Energy"), and COI Energy Center, LLC, a Delaware limited liability company ("COI Energy" and, collectively with NEC-EPS Holding, Lynn Energy and Franklin Energy, the "Borrowers"), and Banknorth, N.A., a national banking association (the "Lender"). Lynn Energy, Franklin Energy and COI Energy are referred to individually as "Project Company" and collectively as "Project Companies."

WHEREAS, Borrowers have requested a construction loan in the principal amount of up to $8,027,000 to finance the construction and installation of cogeneration projects to be located at 626 Lynnway, Lynn, Massachusetts, 1199 West Central Street, Franklin, Massachusetts and 18275 Arenth, City of Industry California;

WHEREAS, each of the Project Companies has entered into an Engineer, Procure, Construct Agreement with Energy and Power Solutions, Inc., a California corporation, pursuant to which EPS will provide design, engineering, manufacturing, procurement, construction, commissioning, start-up and performance testing for such cogeneration projects on a turnkey basis;

WHEREAS, this Agreement sets forth the terms and conditions upon which Lender agrees to extend credit to Borrowers under the Loan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. **DEFINITIONS**. As used herein, the following terms shall have the following meanings:

"Accounts" shall have the same meaning as such term is defined in the Security Agreement.

"Advance" shall have the meaning given in Section 2.1 of this Agreement.

"Affiliate" shall mean any person or entity (i) which directly or indirectly controls, or is controlled by or is under common control with another such person or entity, (ii) which directly or indirectly beneficially holds or owns five (5%) percent or more of any class of voting stock of such person or entity, or (iii) five (5%) percent or more of the voting stock of which is directly or indirectly beneficially owned or held by such person or entity.

"Amortization Period" shall mean the period of time beginning when all conditions precedent to the start of the Amortization Period set forth in Section 5 of this Agreement have been met and continuing until the Maturity Date.

"*Applicable Law*" shall mean all laws, ordinances, rules, regulations orders and requirements of all federal, state, county and municipal governments, commissions, authorities, agencies, boards and officers thereof, with respect to the construction, renovation, acquisition and /or use and occupancy of the Property.

"*Asset Management Agreements*" shall mean the Asset Management Agreements, dated April 7, 2005, between NEC DG II, LLC and each Project Company for financial management services.

"*Assignment of Project Documents*" shall mean the Assignment of Project Documents, Permits and Plans from Borrowers to Lender dated as of the date hereof in the form attached hereto as Exhibit A.

"*Blocked Account*" shall mean any segregated account of a Borrower established pursuant to a Blocked Account Agreement.

"*Blocked Account Agreement*" shall mean the Blocked Account Agreement dated as of the date hereof between one or more of the Borrowers and Lender in the form of Exhibit B attached hereto.

"*Borrower's Consulting Engineer*" shall mean Robert Booth & Associates International.

"*Borrowers' Notice Address*" shall mean NEC-EPS Holding, LLC, c/o New Energy Capital Corp., 890 Winter Street, Suite 170, Waltham, Massachusetts 02451, attention: Daniel Goldman, CFO.

"*Cogeneration Energy Purchase Agreements (or CEPAs)*" shall mean collectively (i) the Cogeneration Energy Purchase Agreement dated September 17, 2004, as amended, between Dean Northeast, LLC and Lynn Energy for the Project located in Lynn, Massachusetts, (ii) the Cogeneration Energy Purchase Agreement dated September 17, 2004, as amended, between Dean Northeast, LLC and Franklin Energy for the Project located in Franklin, Massachusetts, and (iii) the Cogeneration Energy Purchase Agreement dated September 17, 2004, as amended, between COI Foods, Inc. and COI Energy for the Project located in City of Industry, California.

"*COI EPC Agreement*" shall mean the COI Energy Center Project Engineer, Procure, Construct Agreement, dated as of March 2, 2005 by and between COI Energy f/k/a Morningstar Energy Center, LLC and EPS.

"*COI Long Term Services Agreement*" shall mean the Long Term Services Agreement for the Preventative and Corrective Maintenance Services of the Cogeneration Facility Located at City of Industry, California, dated __________ by and between Northern Power Systems, Inc. and COI Energy.

"*Collateral*" shall mean all assets of the Borrowers and all other security granted or pledged to Lender, now or hereafter, as collateral for the Loan.

"*Completion*" shall have the meaning given in Section 4.7.

"*Construction*" shall mean the construction, equipping, furnishing, installation and completion of the Projects, in accordance with the EPC Agreements, all Applicable Laws and the terms of this Agreement.

"*Conversion Date*" shall mean the earlier of: (i) fourteen (14) months after the date of this Agreement; or (ii) sixty (60) days following the Provisional Acceptance Date for the Projects. The Conversion Date shall be extended on a day-for-day basis for any Force Majeure Events, including any extensions under the EPC Agreements, provided that such extension does not exceed ninety (90) days.

"*Default*" shall mean any breach or violation of any term of this Agreement, any other Loan Document, which with the passing of time or the giving of notice would become an Event of Default if not cured within the time required, if any.

"*Default Interest Rate*" shall mean the lesser of the Maximum Rate of Interest (as set forth in Section 16.8 herein) or the then applicable rate of interest plus four percent (4%).

"*Draw Period*" shall have the meaning given that term in Section 2.3 of this Agreement.

"*EPC Agreements*" shall mean the Lynn EPC Agreement, the Franklin EPC Agreement and the COI EPC Agreement.

"*EPS*" shall mean Energy and Power Solutions, Inc., a California corporation.

"*Equipment*" shall have the same meaning as such term is defined in the Security Agreement.

"*Equipment Purchase and Sale Agreement*" shall mean the Equipment Purchase and Sale Agreement dated January 17, 2005 between NEC and ITT Industries, Inc.

"*Event of Default*" shall have the meaning given in Section 11 of this Agreement.

"Failure to Operate" shall have the meaning given in Section 9.13 hereof.

"*Final Acceptance*" shall mean, as to each Project, shall have the meaning given in the EPC Agreement for such Project.

"*Financing Statements*" shall mean the UCC-1 Financing Statements made by each Borrower, as debtor, to Lender, as creditor, and filed with the appropriate public records granting security interests in connection with the Loan.

"*First Advance*" shall have the meaning given that term in Section 4.1(b) of this Agreement.

"*Franklin EPC Agreement*" shall mean the Franklin Energy Center Project Engineer, Procure, Construct Agreement, dated as of April 6, 2005 by and between Franklin Energy and EPS.

"*Franklin Long Term Services Agreement*" shall mean the Long Term Services Agreement for the Preventative and Corrective Maintenance Services of the Cogeneration Facility Located at Franklin, Massachusetts, dated April 8, 2005 by and between Northern Power Systems, Inc. and Franklin Energy.

"*Haz Mat Agreement*" shall mean that certain Hazardous Materials Indemnification Agreement of even date herewith by and among Lender and Borrowers in the form attached as Exhibit C hereto.

"*Hedging Contracts*" shall mean the International Swap Dealers Association Master Agreement and the Schedules thereto to be entered into between Borrowers and Lender in the form attached hereto as Exhibit D, together with any other interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrowers and the Lender pursuant to the Loan Agreement or otherwise and designed to protect the Borrowers against fluctuations in interest rates or currency exchange rates.

"*Hedging Obligations*" means, with respect to the Borrowers, all liabilities of the Borrowers to the Lender under Hedging Contracts.

"*Indebtedness*" shall mean the principal of and interest on and all other amounts, payments and premiums due under the Promissory Note, and all other indebtedness of Borrowers to Lender under and/or secured by the Loan Documents, or any amendments, modifications, renewals and extensions of any of the foregoing.

"*Insolvent*" means that there shall have occurred one or more of the following events with respect to a person: death; dissolution; liquidation; termination of existence; "insolvent" or "insolvency" within the meaning of the United States Bankruptcy Code or other applicable statute; such person's inability to pay its debts as they come due; appointment of a receiver of any part of the property of, execution of a trust mortgage or an assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceedings under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness or reorganization of debtors by or against such person, or the offering of a plan to creditors or such person for composition or extension, except for an involuntary proceeding commenced against such person which is dismissed within 45 days after the commencement thereof without the entry of an order for relief or the appointment of a trustee.

"*Inventory*" shall have the same meaning as such term is defined in the Security Agreement.

"*Lender*" shall mean Banknorth, N.A., its successors and assigns.

"*Lender's Notice Address*" 21 Elm Street, Woodstock, Vermont 05091, attention: William E. Kidder.

"*Loan*" shall mean the fourteen (14) month senior construction loan converting to a one hundred twenty (120) month senior term loan being made pursuant to this Agreement by Lender to Borrowers in the maximum aggregate principal amount of Eight Million Twenty Seven Thousand and 00/100 Dollars ($8,027,000.00), as the same is evidenced by the Promissory Note, and is further evidenced and secured by the other Loan Documents.

"*Loan Amount*" shall mean the total amount advanced by Lender to Borrowers under the Loan Documents, which amount is expected to be the lesser of (i) seventy three and three tenths of one percent (73.3%) of the cost of construction and installation of the Projects or (ii) Eight Million Twenty Seven Thousand Dollars and 00/100 ($8,027,000.00).

"*Loan Documents*" shall mean this Agreement, the Promissory Note, the Security Agreement, the Pledge Agreements, the Assignment of Project Documents, the Haz Mat Agreement, the Blocked Account Agreement, the Hedging Contracts, and any other documents or instruments executed and delivered to Lender in connection with the Loan.

"*Long Term Services Agreements*" shall mean the Franklin Long Term Services Agreement, the Lynn Long Term Services Agreement and the COI Long Term Services Agreement.

"*Lynn EPC Agreement*" shall mean the Lynn Energy Center Project Engineer, Procure, Construct Agreement, dated as of April 6, 2005 by and between Lynn Energy and EPS.

"*Lynn Long Term Services Agreement*" shall mean the Long Term Services Agreement for the Preventative and Corrective Maintenance Services of the Cogeneration Facility Located at Lynn, Massachusetts, dated April 8, 2005 by and between Northern Power Systems, Inc. and Lynn Energy.

"*Maintenance Reserve Account*" shall mean the maintenance service reserve account established for the COI Project.

"*Major Subcontracts*" shall mean subcontracts to the Project Documents providing for gross payments to the subcontractor, when added to all other payments to such subcontractor under other subcontracts, exceeding $200,000.

"*Management Services Agreements*" shall mean the Management Services Agreement dated April 7, 2005 between EPS and Franklin Energy, the Management Services Agreement dated April 7, 2005 between EPS and Lynn Energy and the Management Services Agreement dated April 7, 2005 between EPS and COI Energy.

"*Maturity Date*" shall be as set forth in the Promissory Note.

"*Membership Interest Pledge Agreement*" shall mean the pledge by NEC-EPS Holding of a 100% membership interest in each of the Project Companies granted to Lender pursuant to a

Membership Interest Pledge Agreement of even date herewith in the form attached hereto as Exhibit E.

"Obligations" shall mean the obligations of the Borrowers under the Loan Documents, including the Hedging Agreements, and including the payment of principal and interest on Promissory Note and all other indebtedness of Borrowers to Lender under and/or secured by the Loan Documents, or any amendments, modifications, renewals and extensions of any of the foregoing.

"Operating Permits" shall mean the permits to be obtained by each of the Project Companies approving operation of the respective Project from the Massachusetts Department of Environmental Protection (for the Lynn Project and the Franklin Project) and from the South Coast Air Quality Management Department (for the COI Project).

"Permits and Approvals" shall mean all permits, licenses and approvals required for the construction, installation and operation of the Projects, including, without limitation, the permits, licenses and approvals set forth on Exhibit J to the EPC Agreements.

"Permitted Encumbrances" shall have the meaning given that term in Section 10.3.

"Projects" shall mean, collectively, (i) the two-megawatt cogeneration facility to be constructed by Lynn Energy in Lynn, Massachusetts pursuant to the Lynn EPC Agreement, (ii) the two-megawatt cogeneration facility to be constructed by Franklin Energy in Franklin, Massachusetts pursuant to the Franklin EPC Agreement, and (iii) the two-megawatt cogeneration facility to be constructed by COI Energy in City of Industry, California pursuant to the COI EPC Agreement.

"Project Budget" shall have the meaning given in Section 7.5(a) hereof, with such amendments and revisions as have been approved by Lender.

"Project Company" shall have the meaning given in the introductory paragraph of this Agreement.

"Project Documents" shall mean all Project Documents and agreements entered into by Borrowers relating to the designed, installation, construction and operation of the Projects, including without limitation the EPC Agreements, the Management Services Agreements, the Asset Management Agreement, the Cogeneration Energy Purchase Agreements, the Long Term Services Agreements, the Equipment Purchase and Sale Agreement, fuel supply agreements and interconnection agreements.

"Project Material Adverse Effect" shall mean a material adverse effect on (i) the value of the Collateral, (ii) the ability of any Borrower to perform its obligations under the Loan Documents or such Borrower's CEPA; (iii) any Borrower's rights, liabilities and obligations under any of the Project Documents, (iv) the ability of Lender to enforce the remedies set forth in the Loan Documents, including without limitation step-in remedies relative to the Project Documents.

"*Project Plans and Specifications*" shall mean the plans and specifications for the Projects prepared by EPS and contained in the EPC Agreements, for construction of the Projects, which plans and specifications have been approved by Lender prior to the date of this Agreement, and which plans and specifications shall be comprised of plans for the construction and installation of the Projects and performance projections for the Projects, which shall include, but not be limited to, specifications relating to Net Heat Rate, Net Electrical Output, Net Thermal Output (as each of such terms are defined in the EPC Agreement relating to such Project) and emissions rates.

"*Project Site(s)*" shall mean the locations in each of Lynn, Massachusetts, Franklin, Massachusetts and City of Industry, California, at which the Projects will be constructed and installed.

"*Promissory Note*" shall mean the Promissory Note of even date herewith in the form attached hereto as Exhibit F, given by Borrowers to the order of Lender in the maximum principal amount of Eight Million Twenty Seven Thousand and 00/100 Dollars ($8,027,000.00), together with all extensions, renewals, modifications and amendments thereof.

"*Property*" shall mean the land upon which the Projects will be located in Lynn, Massachusetts, Franklin, Massachusetts, and City of Industry, California, including rights of access, ingress and egress.

"*Provisional Acceptance*" shall have the meaning given in the EPC Agreement for such Project.

"*Provisional Acceptance Date*" shall have the meaning given in the EPC Agreement for each Project.

"*Security Agreement*" shall mean the Security Agreement, as of the date hereof, by and among Borrowers and Lender, in the form attached hereto as Exhibit G.

"*Substantial Completion*" shall have the meaning given in Section 4.6.

2. THE LOAN, LOAN PROCEEDS AND PAYMENTS.

2.1 The Loan. Subject to all of the terms and conditions of this Agreement and the other Loan Documents, Lender hereby agrees to lend to Borrowers, and Borrowers agrees to borrow from Lender, up to the Loan Amount. The Loan shall be disbursed by means of a series of advances from time to time in accordance with the terms of this Agreement (each, an "Advance," collectively, the "Advances"). The indebtedness hereunder shall be evidenced by the Promissory Note and Borrowers shall make payments of principal and interest thereon in accordance with the Promissory Note.

2.2 Use of Proceeds. The Loan proceeds shall be used to acquire and install equipment related to the Projects and to pay other costs of the Projects, including soft costs directly relating to the Projects; *provided however,* that at no time shall the aggregate outstanding principal balance of the Loan exceed the Loan Amount.

2.3 Duration and Conversion of Loan. Lender's obligation to make advances under this Agreement shall commence on the date of this Agreement and shall terminate on the Conversion Date (the "Draw Period"). All such amounts advanced hereunder during the Draw Period shall be advanced on a non-revolving basis. Upon expiration of the Draw Period, no additional advances shall be made by Lender hereunder, except for unpaid amounts to be drawn for Retainage and Punch List items advanced in accordance with the conditions set forth in this Agreement. Upon the satisfaction of the Conditions to Commencement of Amortization set forth in Section 5 hereof on or before the Conversion Date, the Loan shall convert to a term loan and regular payments of principal and interest shall become due under the Promissory Note. If the Conditions to Commencement of Amortization have not been satisfied on or before the Conversion Date, then, at Lender's option, the Loan shall immediately become due and payable in full on the Conversion Date.

2.4 Lender's Records. Borrowers hereby irrevocably authorizes Lender to make or cause to be made on the books of Lender, at or following the time of making of any disbursement of proceeds of the Loan and of receiving each payment or prepayment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Loan; however, failure of Lender to make any such notation, or any error in any such notation, shall not affect any obligation of Borrowers hereunder or under the Promissory Note. The aggregate unpaid principal balance of the Loan, as recorded by Lender from time to time on such books, shall constitute evidence of such amount.

2.5 Charges Against Accounts. Upon the occurrence and during the continuance of any Event of Default, Lender may charge any account of Borrowers, including without limitation, any deposit account, any reserve account, and any account subject to a Blocked Account Agreement, the amount of any overdue payments of interest, principal and other sums due, from time to time, under the Promissory Note, this Agreement or any of the other Loan Documents, and any other sums Borrowers are obligated to pay or reimburse to Lender pursuant to the Loan Documents, and Lender will thereafter notify Borrowers of the amount so charged. The failure of Lender to so charge any account or to give any such notice shall not affect the obligations of Borrowers to pay interest, principal and other sums as provided herein, in the Promissory Note or any of the other Loan Documents.

Without limiting the foregoing, at the request of Lender, from time to time, Borrowers shall authorize in writing the automatic monthly deduction of the foregoing amounts from the deposit account of Borrowers with Lender, which authorization, once made, may be revoked or rescinded by Borrowers without the written consent of Lender.

2.6 Net Payments. All payments by Borrowers hereunder and/or in respect of the Promissory Note shall be made without deduction, set-off or counterclaim, notwithstanding any claim which Borrowers may now or at any time hereafter have against Lender.

2.7 Taxes. All payments by Borrowers of principal of, and interest on, the Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but

excluding franchise taxes and taxes imposed on or measured by Lender's net income or receipts (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrowers will:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to Lender an official receipt or other documentation satisfactory to Lender evidencing such payment to such authority; and

(c) pay to Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Lender will equal the full amount Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against Lender with respect to any payment received by Lender hereunder, Lender may pay such Taxes and Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount Lender would have received had not such Taxes been asserted.

If Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fail to remit to Lender the required receipts or other required documentary evidence, Borrowers shall indemnify Lender for any incremental Taxes, interest or penalties that may become payable by Lender as a result of any such failure.

3. CLOSING; CONDITIONS PRECEDENT TO CLOSING.

3.1 Closing. The closing of the Loan (the "Closing") shall take place on April 15, 2005 at Lender's offices at 21 Elm Street, Woodstock, Vermont, or at such other time and place as is mutually agreed upon by the parties. The necessity for and the form and substance of each and every Loan Document evidencing the Loan and each other requirement of the Closing as set forth in this Agreement, shall be determined by and must be satisfactory to Lender and its counsel at the time of the Closing.

3.2 The Closing shall be conditioned upon Lender receiving each of the following, in form and substance satisfactory to it:

(a) This Agreement and each of the other Loan Documents shall be duly executed by the parties thereto.

(b) Each of the following Project Documents, each in form and substance satisfactory to Lender. No default or event of default shall have occurred and be continuing under any such Project Document and none of Borrowers has received any notice of default with respect to any of the Project Document. Each such Project Document shall be in full force and

effect as of the Closing, and no party to any Project Document shall have suspended performance or threatened to suspend performance under any such Project Document for any reason.

(i) The Management Services Agreements;

(ii) The Asset Management Agreement;

(iii) The EPC Agreements;

(iv) The Cogeneration Energy Purchase Agreements, together with assignments from EPS to the appropriate Project Company; and

(v) The Equipment Purchase and Sale Agreement.

(c) Evidence that each of the Project Companies has obtained valid real estate rights pursuant to an irrevocable license or a lease agreement with respect to the applicable Project Site.

(d) A report of Borrower's Consulting Engineer as to each Project, permitting reliance by Lender, in form and substance acceptable to Lender.

(e) Project Plans and Specifications and the Project Budget in form and substance satisfactory to Lender.

(f) Insurance policies or certificates of the insurance required by this Agreement, and same shall remain in full force and effect.

(g) An itemized list, showing in reasonable detail all material expenditures related to each of the Projects prior and up to the date of this Agreement.

(h) Current searches of appropriate filing offices showing that (i) no state or federal tax liens have been filed and remain in effect against any Borrower, (ii) no financing statements have been filed and remain in effect against any Borrower, except those financing statements filed by Lender, and (iii) Lender has duly filed all financing statements necessary to perfect the security interests granted hereunder, to the extent the security interests are capable of being perfected by filing.

(i) A certificate of a duly authorized officer of each Borrower, certifying as to (i) the resolutions authorizing the execution, delivery and performance of this Agreement and related documents, (ii) the LLC Agreement of such Borrower, and (iii) the signatures of the officers or agents of such Borrower authorized to execute and deliver this Agreement and other instruments, agreements and certificates, including loan requests, on behalf of such Borrower.

(j) A current certificate issued by the Secretary of State of the state of each Borrower's organization, certifying that such Borrower is in compliance with all organizational requirements of such state.

(k) Evidence that each Borrower is duly qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such qualification necessary.

(l) An opinion of counsel to Borrowers addressing the matters set forth on Exhibit H hereto.

(m) Evidence of the deposit by Borrowers of an amount not less than $2,921,000, less documented expenditures by Borrowers which are related to the Projects and occurred prior to the date of this agreement, (which amount is equal to twenty six and seven tenths of one percent (26.7%) of the total cost of the Projects, inclusive of a contemplated change order to the COI EPC Agreement) in the name of one or more of the Project Companies maintained in a blocked account with Lender pursuant to the Blocked Account Agreement.

(n) Certificates of Tax Good Standing from Internal Revenue Service confirming that all state and federal taxes which are payable by any Borrower have been paid in their entirety, or a Certificate from the Treasurer of such Borrower indicating that all state and federal taxes which are payable have been paid in their entirety, and that an IRS Tax Good Standing Certificate has been ordered.

(o) Any other approvals, consents, conditions and requirements under the other Loan Documents or which might be reasonably required or established by Lender shall have been satisfied.

(p) Evidence that Borrowers have paid any costs and expenses in connection with the Loan, which are outstanding as of the Closing date.

4 **ADVANCES.**

4.1 Conditions Precedent to Advances.

(a) Lender shall make advances to Borrowers pursuant to this Agreement for any Project costs, including, but not limited to, payment of construction period interest, costs of professional fees, equipment purchases and invoices of the contractor under the EPC Agreements ("Advances") from time to time prior to the Conversion Date upon the satisfaction of the terms and conditions set forth in Section 4.4 of this Agreement. All determinations under this Section 4 shall be made by Lender or, at Lender's discretion, by Lender's Construction Consultant.

(b) In addition to the conditions set forth in Section 4.4 of this Agreement, the first Advance shall be subject to the satisfaction of each of the following additional conditions, in Lender's sole discretion: (i) each of the Project Companies shall have obtained all permits and approvals required for Construction of the Projects, (ii) each Project Company shall have entered into a Long Term Service Agreement in form and substance acceptable to the Lender; (iii) each of the Project Companies and EPS shall have obtained payment and performance bonds issued by a surety companies acceptable to Lender, as to such contracts and subcontracts and in such amounts as may be required under the Project Documents, (iv) the Project Companies shall have entered into a Refurbishment Agreement with Valley Power in form and substance acceptable to

Lender, (v) the funds set forth in Section 3.2(m) hereof shall have been applied solely to the construction and installation of the Projects in accordance with the Project Documents and all assets relating to each Project shall be owned solely by the appropriate Project Company, and (vi) NEC DG II, LLC shall have assigned to each Project Company all right, title and interest in the generation assets free and clear of any liens and encumbrances, including without limitation the Jenbacher Gensets purchased pursuant to the Equipment Purchase and Sale Agreement.

4.2 Amount of Advances. Advances shall represent seventy three and three tenths on one percent (73.3%) or less of the total invoiced cost of the Projects. Notwithstanding the foregoing, Lender shall retain twelve and one half percent (12.5%) (the "Retainage") of each Advance provided pursuant to an invoice submitted under an EPC Agreement, which amount shall be held by Lender until Substantial Completion for such Project has been achieved, at which time Retainage shall be released to Borrower. The parties agree that dollar amount of each invoice submitted under an EPC Agreement shall be net of the Retainage. After Substantial Completion for a Project has been achieved, Lender shall retain one hundred fifty percent (150%) of the value of all incomplete or incorrect work, which amount shall be held by Lender until Completion for such Project has been achieved.

4.3 Procedures for Making Advances. With respect to all requests for Advances of the Loan, Borrowers agree as follows:

(a) Borrowers shall deliver to Lender a written request for an Advance (a "Requisition"). The Requisition shall be in such form as Lender shall require, shall be signed by a duly authorized executive officer of the Project Company requesting such Advance, and shall include: (i) the amount of the Advance requested; (ii) the proposed use of the Advance, and if the Advance is for a payment of an invoice under the EPC Agreements, referencing the specific milestones achieved and the Project Document or Project Documents under which payment is to be made, if applicable; (iii) a certification by such officer that, other than the existence of non-material deviations, Construction of the Project complies with the Project Plans and Specifications and the Project Budget for the Project to which the Advance relates; (iv) a comparison of the actual costs incurred for such Project and the approved Project Budget; (v) a statement that, as of the date of the Requisition, each of the Project Documents are in full force and effect, no default or Events of Default exists under any Project Document and no default or Events of Default exists under any of the Loan Documents.

(b) The Requisition shall be accompanied by: (i) all invoices, bills and receipts to which such Requisition relates; (ii) a requisition on AIA Form G702, duly executed and certified by the applicable contractor, together with a conditional partial lien waiver from all contractors entitled to file a notice of contract pursuant to applicable law and other documents necessary to comply with applicable law and a receipt for all prior payments received by the applicable contractor in a form acceptable to Lender, and copies of any other requisitions, certificates or affidavits required by the applicable Contract (collectively, the Requisition, and items (i) and (ii) above are referred to as the "Disbursement Documents"); and (iii) such additional documents as reasonably requested by Lender and invoices since the previous Loan advance, necessary or desirable to assure compliance herewith;

(c) Each Requisition shall be submitted at least seven (7) days before the date for which an Advance is requested and shall otherwise comply with the provisions for LIBOR Rate Loans, as set forth in the Promissory Note. Requisitions shall be submitted no more frequently than monthly. Borrowers' submission of each Requisition shall be deemed to be each Borrowers' certification to Lender that:

(i) All representations and warranties contained in this Agreement are and remain true and correct in all material respects as of the date of the Requisition;

(ii) No Event of Default has occurred, nor any material adverse event, which with the lapse of time of the giving of notice would become an Event of Default and is continuing;

(iii) No changes have been made to any of the Project Plans and Specifications in excess of $25,000 for any single change or $100,000 for changes in the aggregate, except for changes that have been approved of in writing by Lender and the Construction Consultant (as applicable);

(iv) To the knowledge of each Borrower, all construction completed through the date of the Requisition has been satisfactorily completed in accordance with the Project Plans and Specifications, the Project Budget and Applicable Law;

(v) The Loan balance remaining after the requested Advance is sufficient to fully complete the Construction of the Projects; and

(vi) All taxes and assessments in connection with the Property are current and have been paid to date.

(d) All Requisitions shall be approved by Borrowers, Lender and, at Lender's election, by the Construction Consultant. Lender shall have no less than 7 days after the receipt of a Requisition to have its representatives, including its Construction Consultant, make such investigation as Lender deems necessary to determine whether the Requisition satisfies the terms and conditions of this Agreement and whether Borrower is in compliance with the terms hereof, and Lender shall not be required to make any advance hereunder until the Requisition therefor is approved by its representatives, including without limitation, the Construction Consultant.

4.4 Conditions to Advances. The obligation of Lender to make Advances to Borrowers shall be subject to the satisfaction of each of the following conditions, in Lender's sole discretion:

(a) Lender shall have received a Requisition and all Disbursement Documents required by Lender in accordance with Section 4.3 hereof.

(b) Lender shall have received an updated report from Borrower's Consulting Engineer in the form of Exhibit I in form and substance acceptable to Lender. Such report shall also address such other matters as may be reasonably requested by Lender.

(c) If required by Lender, it shall have received a report of the Bank's Construction Consultant as to the matters set forth in Section 4.4(b) above and any other matters reasonably required by Lender.

(d) Each Project Document remains in full force and effect, neither Borrowers nor any other party is in material default in the performance or payment of its obligations thereunder, no Project Document has been terminated as of the date of such Advance, and no party to any Project Document has suspended performance under such Project Document for any reason.

(e) All Permits and Approvals necessary for the Construction to the extent obtainable at the time of the Advance (and, for Advance requests on or after Substantial Completion, for the operation) of the Projects are in force and effect, and have not been modified or altered in any respect and all conditions applicable thereto shall have been satisfied, and the Projects, and all Construction shall be in compliance with all Applicable Laws and will, upon completion, be in compliance with all Applicable Laws.

(f) Lender shall have received either: (i) evidence that Borrowers have previously paid to contractors and other third parties performing work or supplying materials for the Construction of the Projects, from Borrowers' own funds, an amount not less than the portion of the costs of the Projects that are to be paid by Borrowers other than from Advances; or (ii) Borrowers shall have delivered to Lender an amount not less than the portion of the costs of the Projects that are to be paid by Borrowers other than from the Advances, which funds shall be held by Lender and disbursed in accordance with the terms of this Agreement.

(g) Lender shall have received from Borrowers, with respect to each subcontractor and materialmen, an invoice, conditional lien waiver, and such other instruments and documents as Lender may from time to time specify, in form and content, and containing such certifications, approvals, and other data and information, as Lender may reasonably require, to confirm and evidence that each such subcontractor or materialman has been paid in full for its work and has no claims in connection therewith.

(h) No Event of Default shall exist under this Agreement or any of the other Loan Documents, and no other default shall have occurred under any of the Loan Documents that, in Lender's reasonable discretion, is reasonably likely to have a Project Material Adverse Effect.

(i) The representations and warranties made by Borrowers, in this Agreement and in any of the other Loan Documents shall continue to be true and correct as of the date of such Advance.

(j) The covenants and agreements made by Borrowers to Lender, in this Agreement and in the other Loan Documents, shall have been fully complied with as of the date of such Advance, including, without limitation, the covenants set forth in Section 10 herein.

(k) Borrowers shall have delivered to Lender payment and performance bonds issued by a surety companies acceptable to Lender, in such amounts as may be required under the Project Documents and, at the discretion of Lender, all Major Subcontracts for the Projects, and if there has been any change in the Project Budget or Project Plans and Specifications, the Bonds shall have been duly endorsed to reflect such changes.

(l) The Projects shall not have been materially damaged or destroyed by fire or other casualty. No part of the Property shall be subject to condemnation proceedings or negotiations for sale in lieu of condemnation.

(m) The remaining undisbursed balance of the Loan, together with any funds held by Borrowers for purposes of funding construction, shall be sufficient, in Lender's sole discretion, to complete Construction of the Projects.

4.5 Right to Refuse or Limit Advances.

(a) Lender shall have the absolute right to refuse to Advance pursuant to any Requisition if in Lender's opinion: (i) all conditions to such Advance has not been fully satisfied; (ii) the unadvanced portion of the Loan shall be insufficient at any time to pay all costs and expenses cost of completing and equipping the Projects as required herein, including without limitation, all actual direct and indirect costs to complete the Projects, including Retainage and all other loan-related charges (such amount calculated to be required to complete the Projects in excess of the Loan available for Advance shall be referred to as the "Shortage Amount"); (iii) Borrowers have not made or obtained additional capital required under Section 9.12 hereof as a result of an increase in Project costs; (iv) an adverse material departure exists between the Projects as constructed and the Project Plans and Specifications; or (v) any event has occurred which, in the Lender's judgment, is reasonably likely to have a Project Material Adverse Effect.

4.6 Substantial Completion. The term "Substantial Completion" for each Project shall mean that each of the following requirements has been met to Lender's satisfaction:

(a) The Construction has been completed at such Project in conformance with the Project Plans and Specifications, the Project Budget, Applicable Law and this Agreement such that it is fully operational and capable of delivering electricity and thermal energy sufficient to meet the requirements of the CEPA for such Project, with only minor punch-list items remaining to be completed, meaning incomplete items of Construction which do not interfere with the use of the cogeneration facilities and completion of which will not interfere with the use of the cogeneration facilities ("Punch List Items");

(b) All conditions to Provisional Acceptance, as defined in the applicable EPC Agreement for the Project, have been achieved;

(c) Lender shall have received a copy of the Contractor's Notice of Provisional Acceptance;

(d) Lender shall have received an updated report from Borrower's Consulting Engineer addressing the subject matter set forth in Exhibit I hereto in form and substance acceptable to Lender and such other matters as may be reasonably requested by Lender; and

(e) A Certificate of Substantial Completion (on such form as requested by Lender), signed by Borrowers and EPS, and if requested by Lender, the Construction Consultant, including a complete list of Punch List Items and the cost to complete same, has been delivered to and approved of by Lender.

4.7 Completion. The term "Completion" for each Project shall mean the satisfaction of all of the following requirements:

(a) Final Acceptance, as defined in the applicable EPC Agreement for the Project, has been achieved;

(b) A Certificate of Completion (on such form as requested by Lender), signed by Borrowers and EPS, and if requested by Lender, the Construction Consultant, has been delivered to and approved of by Lender; and

(c) Lender shall have received evidence that Borrowers have received all Permits and Approvals necessary to operate the Project, including, without limitation, all permits required under the Clean Air Act, 42 USC Sections 741 et seq.

4.8 No Waiver. No Advance of the proceeds of the Loan shall constitute a waiver of any of the conditions precedent to such Advance, nor, in the event Borrowers are unable to satisfy any Condition Precedent, shall any waiver have the effect of precluding Lender from thereafter declaring that such unsatisfied Condition Precedent shall be satisfied as a condition precedent to any other future Advances, or declaring such inability to be a Default as hereinafter provided.

4.9 Advance not Deemed Approval. The making of any Advance or part thereof shall not be deemed an approval or acceptance by Lender of the work previously done. Lender shall have no obligation to make any Advance or part thereof after the occurrence of an Event of Default, but shall have the right and option so to do; provided, however, that if Lender elects to make any such Advance, no such Advance shall be deemed to be either a waiver of such Default or the right to demand payment of the debt, or any part thereof, or an obligation to make any other further Advance.

4.10 Making of Advances. All Advances shall be deposited to a segregated account maintained by the Project Company to which the Advance is made, which account shall be maintained with Lender, or, in such other manner as Borrowers may reasonably request and Lender, in its discretion, approves.

4.11 Direct Advances. Notwithstanding anything else contained in this Agreement, if an Event of Default has occurred or a material default has occurred which, with notice of such default and the passage of time would constitute an Event of Default, Lender may make advances directly to the contractors, or subcontractors, suppliers or other parties providing labor, services or materials in connection with the Projects; and the execution of this Agreement by Borrowers shall, and hereby does, constitute an irrevocable direction or authorization to so advance the funds. No further direction or authorization from Borrowers shall be necessary to warrant such direct Advances; and all such direct Advances shall satisfy pro tanto the obligations of Lender hereunder and shall be secured by the Loan Documents as fully as if made to Borrowers, regardless of the disposition thereof by any such contractors, subcontractor's suppliers or other parties.

4.12 No Third Party Beneficiaries. The benefits of this Agreement shall not inure to any third party, nor shall this Agreement be construed to make or render Lender liable to any materialmen, contractors, subcontractors, laborers, or others for goods and materials supplied or work and labor furnished in connection with the Construction of the Projects or for debts or claims accruing to any of these persons or entities against any Borrower. Lender shall not be liable for the manner in which any Advances under this Agreement may be applied by Borrowers. Notwithstanding anything contained in the Loan Documents, or any conduct or course of conduct by the parties hereto, before or after signing the Loan Documents, this Agreement shall not be construed as creating any rights, claims, or causes of action against Lender, or any of its officers, directors, agents, or any of their respective creditors or any other person or entity other than Borrowers. Without limiting the generality of the foregoing, Advances made to any contractor, subcontractor, supplier or other party furnishing labor, services or materials, pursuant to any requests for Advance, whether or not the request is required to be approved by Borrowers, shall not be deemed a recognition by Lender of a third party beneficiary status of any such person or entity.

4.13 Construction Consultant. Lender may, prior to and as a condition of the making of any Advance hereunder, require that the progress and quality of construction and installation be investigated and reviewed by a construction consultant or engineer ("Construction Consultant") retained by Lender (and chosen by Lender in its sole discretion) at Borrowers' expense. Lender and the Construction Consultant shall have unrestricted access to the Property and the Projects, the Project Documents and the other construction contracts and subcontracts, Borrowers' books and records and all other documents and materials related to the Projects, for the purpose of determining compliance with this Agreement and investigating the progress of construction. The function of the Construction Consultant shall be solely to assist Lender in its capacity as a lender of money and neither Lender nor the Construction Consultant shall be liable, either directly or indirectly, for any loss, claim or damage which may arise as a result of negligence, defective or inappropriate design, materials, workmanship or supervision in connection with the Construction of the Projects or the services of the Construction Consultant.

5. CONDITIONS TO COMMENCEMENT OF AMORTIZATION.

The conversion of the total aggregate principal amount outstanding under the Loan to a term loan pursuant to Section 2.3 of this Agreement shall be subject to the occurrence or satisfaction of the following conditions, to Lender's reasonable satisfaction on or prior to the Conversion Date:

5.1 No Event of Default shall have occurred and be continuing and no default shall exist under the Loan Documents that, in Lender's judgment, is reasonably likely to have a Project Material Adverse Effect, and each of Borrowers shall have delivered a compliance certificate of a duly authorized executive officer of each of the Borrowers certifying that (i) no Event of Default exists under the Loan Documents, (ii) all representations and warranties set forth in this Agreement continue to be true and correct as of such date, and (iii) Borrowers are in compliance with all covenants contained in this Agreement.

5.2 The Construction Consultant shall have delivered a report to Borrowers and Lender stating that the Projects have satisfied all conditions of Provisional Acceptance and are performing in accordance with the Project Plans and Specifications (except for immaterial aspects of the Projects that will not materially adversely affect the ability of each of the Project Companies to perform all of their obligations under the CEPAs).

5.3 Lender shall have received satisfactory evidence that Borrowers have obtained all Permits and Approvals required for the construction and operation of the Projects, except for the Operating Permits, which Operating Permits shall have been applied for and the sole remaining condition to the receipt of such permits shall be the pendency of satisfactory air quality emissions tests.

5.4 Lender shall have received an opinion of counsel to Borrowers, addressed to Lender, in the form attached as Exhibit H.

5.5 No mechanics or other liens shall exist on any of the Projects, the Projects shall be free and clear of all liens, all liens that have existed on any of the Projects shall have been conditionally waived or bonded to Lender's satisfaction, and Lender shall have received evidence of conditional lien waivers or bonds in a form satisfactory to Lender.

5.6 Lender shall have been provided with each of the following, which shall each be in form and substance reasonably satisfactory to Lender:

(a) Each Project Company shall have obtained either an interconnection agreement between it and such Project Company's utility or written authorization from the appropriate utility allowing interconnection; and

(b) Fuel Supply Contracts between each Project Company and third party natural gas suppliers or, in the absence of any contract, a strategy satisfactory to Lender setting forth the procedures for procurement and management of fuel supply and price risks for each Project Company.

5.7 Borrowers and Lender shall have executed the Hedging Contracts in the form attached hereto as Exhibit D.

6. COSTS AND FEES.

6.1 Costs and Expenses. Borrowers agree to pay on demand, after receipt of invoices or other documentation with regard to such costs and expenses, all reasonable costs and expenses (including, without limitation, legal fees) of Lender in connection with the Loan, including, without limitation, (a) the preparation, execution and delivery of this Agreement, each of the other Loan Documents, and all other instruments and documents to be delivered or approved hereunder or thereunder, and any amendments or modifications of any of the foregoing, and the examination, review or administration of any of the foregoing, (b) the confirmation, perfection and/or protection of the security interests granted hereby, and (c) the costs and expenses (including, without limitation, the fees and out-of-pocket expenses of legal counsel, independent public accountants and the Construction Consultant) incurred by Lender in connection with interpreting, administering, preserving, enforcing or exercising any rights or remedies under this Agreement and the other Loan Documents, all whether or not legal action is instituted.

6.2 Recording and Filing. Borrowers shall pay any and all recording or filing fees, stamps and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement and each of the other Loan Documents.

7. REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement and the other Loan Documents to which it is a party, and grant Loan hereunder, each of Borrowers, jointly and severally, hereby represents, warrants and covenants to Lender as follows, as of the date of this Agreement:

7.1 Organization and Qualification. Such Borrower (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite power and authority to own its property and conduct its business as now conducted and as presently contemplated; and (c) is duly qualified and in good standing in each jurisdiction where the nature of its properties or its business (present or proposed) requires such qualification. Since the date of the Financial Statement, such Borrower has continued to engage in substantially the same business as that in which it was then engaged and is engaged in no unrelated business.

7.2 Corporate Authority; Valid Obligations; Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents and the transactions and other documents contemplated hereby and thereby are within power and authority of such Borrower, and have been authorized by all necessary proceedings, and do not and will not contravene any provision of law or the organizational documents of such Borrower, or contravene any provisions of, or constitute an Event of Default hereunder or a default under any other agreement, instrument, judgment, order, decree, permit, license or undertaking binding upon or applicable to such Borrower, or to which such Borrower is to become a party, and all of their respective terms and provisions (except to the extent that a waiver, consent or approval has been obtained and remains in effect with respect to such terms and provisions) or result in the creation, other than in favor of Lender, of any mortgage, pledge, security interest, lien, encumbrance or charge upon any of the properties or assets of such Borrower. This Agreement and each of the other Loan

Documents have been duly executed and delivered and constitute the legal, valid and binding obligations of such Borrower enforceable in accordance with their terms. The execution, delivery and performance of this Agreement and the other Loan Documents and the transactions and other documents contemplated hereby and thereby do not require any approval or consent of, or filing or registration with, any person or entity except and under the Uniform Commercial Code in connection with the Collateral.

7.3 Title to Properties; Absence of Liens. Such Borrower has good and marketable title to all of its properties, assets and rights of every name and nature now purported to be owned by it, which properties, assets and rights include all those necessary to permit such Borrower to conduct its business as such business was conducted, free from all liens, charges and encumbrances whatsoever except for Permitted Encumbrances.

7.4 Compliance. Such Borrower (a) has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including without limitation patents, trademarks, trade names and copyrights) to allow it to own and operate its business without any violation of law or the rights of others, (b) is duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities (including, without limitation, laws relating to hazardous materials, hazardous waste, oil, and protection of the environment), and (c) has performed all obligations required to be performed by it under, and is not in default under or in violation of, its organizational documents, or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, and such Borrower has not received any notice by any governmental authority or third party with respect to the generation, storage, or disposal or release or threat of release of hazardous substances, hazardous materials, or oil, or with respect to any violation of any federal, state or local environmental, health or safety statute or regulation.

7.5 Financial Statements. Such Borrower has furnished to Lender (a) a consolidated balance sheet of Borrowers dated as of the Closing date attached hereto as Schedule 7.5(a), (b) pro forma projections for Borrowers attached hereto as Schedule 7.5(b), and (c) the approved project budget attached hereto as Schedule 7.5(c) (the "Project Budget"). Such projections were made in good faith, reflect all information available to Borrowers at the time prepared, and are based on assumptions which Borrowers believe were reasonable when made, provided that Borrowers make no representation or warranty that such projections will be achieved or that the underlying assumptions to the projections will not change. At the date hereof, Borrowers have no material indebtedness or other liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not set forth on the Financial Statement. Since the Financial Statement there have been no material adverse changes, individually or in the aggregate, in the assets, liabilities, consolidated financial condition or business of Borrowers.

7.6 Events of Default; Solvency. As of the date of this Agreement, no Event of Default exists and Borrowers are not, and immediately after giving effect to the consummation of the Loan will not be, Insolvent.

7.7 Taxes. Each of Borrowers has filed all federal, state and other tax returns required to be filed for all Taxes, and has paid (or has established adequate reserves in accordance with GAAP for the payment of) all Taxes, assessments and other such governmental

charges due from Borrower shown on such return. None of Borrowers has executed any waiver that would have the effect of extending the applicable statute of limitations in respect of any Tax.

7.8 Contracts with Affiliates. None of Borrowers is a party to any contract or agreement with any Affiliate that contains terms materially less favorable to such Borrower than would be contained in an arms-length transaction with in unrelated third party.

7.9 Disclosure. No representations and warranties made by any Borrower in this Agreement, any other Loan Document or in any other written agreement, instrument, document, certificate, statement or letter furnished to Lender by or on behalf of a Borrower, and no other factual information heretofore or contemporaneously furnished by or on behalf of a Borrower to Lender in writing, in connection with any of the transactions contemplated by this Agreement or any of the other Loan Documents contains (as of the date given) any materially untrue statement of fact or omits to state a fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances in which they are made.

7.12 No Affiliations with Lender. Neither such Borrower, nor any of the members or employees of such Borrower, is a director of the entity which constitutes Lender or an employee of Lender or its subsidiaries or affiliates and that no employee of Lender or its subsidiaries or affiliates is involved in any other business ventures with any person or persons involved in this transaction.

8. FINANCIAL COVENANTS.

Until the Obligations are fully satisfied, each of Borrowers hereby covenants and agrees as follows:

8.1 Minimum Liquidity. Borrowers will not permit the minimum liquidity of all of Borrowers, measured collectively, to be less than three hundred fifty thousand dollars ($350,000). Minimum liquidity shall be measured as: (i) the aggregate amount of Borrowers' cash; plus (ii) the aggregate amount of cash in the Maintenance Reserve Account, if any; plus (iii) the aggregate amount of Borrowers' accounts receivable within ninety (90) days from the date of measurement; minus (iv) the aggregate amount of Borrowers' accounts payable.

8.2 Fixed Charge Coverage Ratio. Borrowers will maintain, collectively with all of Borrowers, a minimum Fixed Charge Coverage Ratio ("FCCR") of 1.30:1. The FCCR shall be tested quarterly beginning sixty (60) days after the Provisional Acceptance Date on the final day of the months of March, June, September and December. During the first twelve (12) months following the Provisional Acceptance Date, the FCCR will be measured on a year-to-date basis. Beginning with the fifth quarterly measurement of the FCCR, the FCCR will be measured based on the immediately preceding four (4) quarters. The FCCR shall be calculated as follows: (i) the difference between (x) earnings before interest, tax, depreciation and amortization, minus (y) capital expenditures, shall be divided by (ii) all scheduled principal and interest payments the Borrowers are obligated to pay, including without limitation payments on the Promissory Note, for the corresponding period. In the event that equipment or maintenance expenditures are capitalized rather than expensed, the calculation will be adjusted for the capitalized expenditures, to the extent that such expenditures are reserved for. NEC-EPS Holding shall be permitted to make distributions to its members at ant time during the term of the Loan in which the FCCR for

the preceding 12-month period is equal to or grater than 1.30:1, in which case the maximum amount that may be distributed by NEC-EPS Holding to its members shall not exceed an amount that would cause the FCCR to be less than 1.00:1 if the FCCR were to be recalculated for such preceding 12-month period to include, as a reduction in the numerator, the amount of the proposed distribution and the amount of all previous distributions made by NEC-EPS Holding to its members during such 12-month period (or year to date for the 12 months following the Provisional Acceptance Date).

9. AFFIRMATIVE COVENANTS.

Until the Obligations are fully satisfied, each of Borrowers hereby covenants and agrees as follows:

9.1 Construction of Projects. Such Borrower shall proceed forthwith, and shall diligently and continuously proceed to full completion, to construct and complete the Projects in accordance with all Applicable Laws and this Agreement, whether or not the proceeds of the Loan are sufficient, and to achieve Completion of the Projects on or before the Conversion Date.

9.2 Correction of Defects. Such Borrower shall, upon discovery by such Borrower, notify Lender of any material defect in the Construction of the Projects or of any violation of Applicable Law. Such Borrower shall, after making such notification to Lender or following the demand of Lender, and at such Borrower's sole cost and expense, correct any material defect in the Construction of the Projects or of any violation of Applicable Law.

9.3 Project Documents. Such Borrower shall perform all of such Borrower's obligations under the Project Documents. All Project Documents shall be entered into by the appropriate Project Company and shall not be amended, modified, extended or terminated, nor shall any provision thereof be waived, without, in each instance, the prior written consent of Lender except for non-material amendments or modifications (meaning a change involving not more than $25,000 per change order or $100,000 per Project), in which case Borrower shall notify Lender in writing of such amendment or modification prior to executing such amendment or modification and shall provide Lender with a copy of such amendment or modification within ten (10) days after the making of such amendment or modification.

9.4 Maintain Existence. Such Borrower shall preserve and maintain its existence, rights, franchises and privileges in the state of its organization and in any other jurisdictions in which its activities require such rights, franchises and privileges.

9.5 Compliance with Laws; Permits and Approvals. Such Borrower will comply with the requirements of all Permits and Approvals and with the requirements of all Applicable Laws applicable to it or any of its business, property or assets. All Permits and Approvals relating to a Project shall be held by, and maintained at, the Project Company relating to such Project.

9.6 Insurance. Borrowers covenant and agree that:

(a) Borrowers shall maintain the insurance coverages required by the Cogeneration Energy Purchase Agreements and Section 14 of this Agreement.

(b) Until Completion of the Project, in addition to such other insurance as Lender may require hereunder, Borrowers shall cause to be maintained in full force and effect a policy or policies of builder's risk insurance, completed value, with fire, earthquake and extended coverage (including collapse, cost of demolition, removal of debris, and increased cost of construction), public liability insurance, and worker's compensation insurance, all with such companies, in such form and in such amounts as Lender shall from time to time require. All insurance policies shall name Lender as its interests may appear and shall be payable in the event of loss to Lender.

(c) Borrowers shall furnish to Lender duplicate executed copies of each insurance policy required hereunder and a certificate or certificates of such insurance at the time of execution hereof, and copies of each renewal policy not less than 30 days prior to the expiration of each original policy or of each preceding renewal policy (as the case may be), together with receipts or other evidence that the premiums have been paid; and Borrowers shall furnish to Lender on or before 120 days after the close of each fiscal year of Borrowers a statement of Borrowers of the amounts of insurance maintained in compliance with this Section, of the risks covered by such insurance and of the insurance company or companies which carry such insurance.

9.7 Books and Records. Such Borrower shall maintain full and complete books of account and other records reflecting the results of its operations (including without limitation its operations of and at the Property). Lender or its designated agents shall have the right, at reasonable times and upon reasonable notice, to inspect, make copies and/or audit such Borrower's books of account and records.

9.8 Financial Statements and Reports. Such Borrower covenants and agrees that:

(a) Borrower shall cause all of its invoices, including the copies thereof, to be printed and to bear consecutive numbers and shall prepare and issue its invoices in such consecutive numerical order. If requested by Lender, all copies of invoices not previously delivered to Lender shall be delivered to Lender with each schedule of Accounts. Copies of all invoices which are voided or canceled or which for any other reason do not evidence an Account shall be included in such delivery. If any invoice or copy thereof is lost, destroyed or otherwise unavailable, Borrower shall account in writing, in form satisfactory to Lender, for such missing invoice.

(b) Quarterly, within forty five (45) calendar days after the end of each fiscal quarter, Borrower, together with the other Borrowers, shall submit to Lender an aging report in form satisfactory to Lender showing the amounts due and owing to NEC-EPS Holding consolidated with the Project Companies, as well as amounts due and owing individually to each Project Company, on all Accounts according to Borrowers' records as of the close of such quarter, together with such other information as Lender may require. If Borrowers' quarterly aging reports are prepared by an accounting service or other agent, Borrowers hereby authorize such service or agent to deliver such aging reports and any other related documents to Lender.

(c) Quarterly, within forty five (45) calendar days after the end of each fiscal quarter, Borrower, together with the other Borrowers, shall submit to Lender an accounts payable aging report in form satisfactory to Lender showing the amounts due and owing by NEC-EPS Holding consolidated with the Project Companies, as well as amounts due and owning individually by each Project Company, on all accounts payable according to Borrowers' records as of the close of such quarter, together with such other information as Lender may require. If Borrowers' quarterly accounts payable aging reports are prepared by an accounting service or other agent, Borrowers hereby authorize such service or agent to deliver such accounts payable aging reports and any other related documents to Lender.

(d) Such Borrower shall deliver to Lender a notice of noncompliance with the provisions of this Agreement or any other Loan Document, immediately upon learning of such noncompliance, or if any representation or warranty of any Borrower contained herein is no longer true or accurate.

(e) Such Borrower shall deliver to Lender, as soon as available and in any event within forty five (45) days after the close of each quarterly period of such Borrower's fiscal year, a Compliance Certificate of such Borrower, executed by a duly authorized executive officer of such Borrower, in the form annexed hereto as Exhibit J.

(f) Such Borrower will furnish Lender as soon as available, and in any event within forty five (45) days after the close of each quarterly period of its fiscal year, a balance sheet as of the end of such period, and a statement of income and retained earnings for the period commencing at the end of the previous fiscal year and ending with the end of such period, and a statement of cash flows of NEC-EPS Holding consolidated with the Project Companies and of each Project Company individually for the portion of the fiscal year ended with the last day of such period, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, certified by a duly authorized executive officer of such Borrower (subject to year end adjustment).

(g) Such Borrower will furnish Lender, annually, as soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of such Borrower, current financial and complete financial statements of NEC-EPS Holding consolidated with the Project Companies and of each Project Company individually including a balance sheet as of the end of such fiscal year, and a statement of income and retained earnings for such fiscal year, and a statement of cash flows for such fiscal year, all audited and in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, and all prepared in accordance with generally accepted accounting principles consistently applied, accompanied by an opinion thereon acceptable to Lender by independent certified public accountants selected by Borrower and acceptable to Lender.

(h) In addition to the foregoing, Borrower promptly shall provide Lender with such other and additional information concerning Borrower, the Collateral, the operation of Borrower's business, and Borrower's financial condition, including financial reports and statements, as Lender may from time to time request from Borrower. All financial information provided Lender by Borrower shall be prepared in accordance with generally accepted

accounting or auditing principles (as applicable) applied consistently in the preparation thereof and with prior periods to fairly reflect the financial conditions of Borrower at the close of, and its results of operations for, the periods in question.

9.9 Depository Relationship. Lender shall be the sole depository bank for each of the Borrowers.

9.10 Sale of a Project. In the event of a sale or other disposition of any Project, or the termination of one or more of the Cogeneration Energy Purchase Agreements, the entire balance of the Loan shall become immediately due and payable, unless Lender shall have received a payment upon the closing of such sale or other disposition or upon termination of such Cogeneration Energy Purchase Agreement to reduce the outstanding balance of the Loan in an amount sufficient to maintain Borrowers' compliance with all of the covenants contained in this Agreement (except to the extent such covenants restrict the sale or disposition of a Project or would otherwise be violated solely by reason of a sale that satisfies the requirements of this Section 9.10), including the financial covenants set forth in Sections 8.1 and 8.2 above. Additionally, after giving effect to such payment, the minimum payments required to be made by the Host to the Supplier under the Cogeneration Energy Purchase Agreements for the remaining Projects shall be equal to or exceed the amount necessary for Borrowers to remain in compliance with the FCCR set forth in Section 8.2 above and the termination payments provided for under the Cogeneration Energy Purchase Agreements for the remaining Projects shall be greater than or equal to the then outstanding balance of the Loan. Not less than ten (10) days prior to the closing of a sale of a Project or a termination of a Cogeneration Energy Purchase Agreement, Lender shall receive a certificate executed by a duly authorized executive officer of Borrowers stating that (a) the payment referenced in the first sentence of this Section 9.10, is sufficient to maintain Borrowers' compliance with all of the covenants contained in this Agreement (except to the extent such covenants restrict the sale or disposition of a Project or would otherwise be violated solely by reason of a sale that satisfies the requirements of this Section 9.10), including the financial covenants set forth in Section 8.1 and 8.2 above , (b) after giving effect to such payment, the minimum payments required to be made by the Host to the Supplier under the Cogeneration Energy Purchase Agreements for the remaining Projects is equal to or exceeds the amount necessary for Borrowers to remain in compliance with the FCCR set forth in Section 8.2 above, and (c) the termination payments provided for under the Cogeneration Energy Purchase Agreements for the remaining Projects is greater than or equal to the outstanding balance of the Loan. Lender shall not be obligated to approve a sale of a Project unless (x) the statements required to be contained the officer's certificate referenced above are true as of the closing of such sale, (y) the principal balance of the Loan is reduced as contemplated in this Section 9.10 at such closing, and (z) after giving effect to such sale, no Event of Default exists under this Agreement.

9.11 Changes in Senior Management Team. Without Lender's prior written consent, such Borrower shall not make any changes to such Borrower's senior management team.

9.12 Increases in Project Costs. In the event of any increase in the cost of the Projects for any reason, such that funds held by Borrowers (when combined with the remaining available Funds under the Loan) are insufficient to pay the total projected costs of the Projects, then, at the request of Lender, the cash capitalization of Borrowers shall be increased so that each of the

Project Companies has sufficient cash in the account maintained by it with Lender for construction funding (when combined with the undisbursed balance of the Loan available to be disbursed to such Project Company) is sufficient to fully pay all remaining costs and expenses of completing such Project Company's Project and to allow full funding of reserve accounts, if any, and such Projects working capital requirements. Upon any increase in the cost of a Project, an officer of Borrowers shall provide Lender with a written statement showing the sources and uses of funds required to pay the project costs and fund reserves, if any, and working capital needs, including the amount of Borrowers' cash on hand as of the date of such statement.

9.13 Notice of Failure to Operate. Each of the Borrowers agree to provide Lender with notice if, any time during the term of this Agreement after Provisional Acceptance, a Project has failed to operate for a period of 45 consecutive days or 45 days in any 150-day period ("Failure to Operate").

10. NEGATIVE COVENANTS

Each Borrower covenants and agrees that, until the Obligations are fully satisfied, it will NOT do any of the following:

10.1 Disposition of Collateral. Sell, assign, exchange or otherwise dispose of any of the Collateral, other than Inventory consisting of (a) scrap, waste, defective goods and the like; (b) obsolete goods; (c) finished goods sold in the ordinary course of business or any interest therein to any individual, partnership, trust or other corporation; and (d) Equipment which is no longer required or deemed necessary for the conduct of Borrower's business, so long as Borrower receives therefor a sum substantially equal to such Equipment's fair value, remits such sum to Lender in accordance with the terms of this Agreement or replaces such Equipment with other equipment of similar value which is subject to a first security interest in Lender's favor;

10.2 Indebtedness. Create, incur, assume or suffer to exist any additional indebtedness, secured or unsecured, or guaranty, endorse or otherwise become directly or contingently liable in connection with the indebtedness of any other person or entity, or create or permit to be created or to remain, any mortgage, pledge, lien, lease, encumbrance or charge on, or conditional sale or other title retention agreement, with respect to any of such Borrower's assets or the Projects or any part thereof or income therefrom, whether or not subordinated to the Loan, other than those granted to Lender with respect to the Loan Documents and other than the Permitted Encumbrances or as arise in the ordinary course of such Borrower's construction and operations.

10.3 Liens. Create, permit to be created or suffer to exist any lien, encumbrance or security interest of any kind ("Lien") upon any of the Collateral or any other property of Borrower, now owned or hereafter acquired, except: (a) landlords', carriers', warehousemen's, mechanics' and other similar liens arising by operation of law in the ordinary course of Borrower's business with respect to which no lien filing or other action has been taken to perfect such lien; (b) arising out of pledge or deposits under worker's compensation, unemployment insurance, old age pension, social security, retirement benefits or other similar legislation; (c) purchase money Liens arising in the ordinary course of business for the purchase of equipment (so long as the indebtedness secured thereby does not exceed the lesser of the cost or fair market

value of the property subject thereto, and such Lien extends to no other property); (d) Liens for unpaid taxes that are not yet due and payable; and (e) Liens in favor of Lender (collectively, the "Permitted Encumbrances");

10.4 Dividends and Membership Interests. Pay any dividends on or make any distribution on account of any class of such Borrower's membership interests in cash or in property (other than additional units of membership interests), or redeem, purchase or otherwise acquire, directly or indirectly, any of such stock; or repurchase any outstanding shares of capital stock of any class, unless, (i) no Event of Default shall exist under this Agreement or any of the other Loan Documents, and no other default shall have occurred under any of the Loan documents that, in Lender's discretion, is reasonably likely to have a Project Material Adverse Effect, and (ii) after giving effect to such payment or distribution, Borrowers are in compliance with the financial covenants set forth in Section 8 of this Agreement;

10.5 Loans. Make any loans or advances to any individual, partnership, trust or other entity, including without limitation intercompany loans between or among Borrowers and loans to such Borrower's directors, officers and employees (except advances to officers or employees with respect to expenses incurred by them in the ordinary course of their duties which are properly reimbursable by such Borrower);

10.6 Guarantees. Assume, guaranty, endorse or otherwise become directly or contingently liable in respect of (including without limitation by way of agreement, contingent or otherwise, to purchase, provide funds to or otherwise invest in a debtor or otherwise to assure a creditor against loss), any indebtedness (except guarantees by endorsement of instruments for deposit or collection in the ordinary course of business and guarantees in favor of Lender) of any individual, partnership, trust or other corporation;

10.7 Investments. (a) Use any loan proceeds to purchase or carry any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or (b) invest in or purchase any stock or securities of any individual, partnership, trust or other entity except (x) readily marketable direct obligations of, or obligations guaranteed by, the United States of America or any agency thereof or (y) time deposits with or certificates of deposit issued by Lender;

10.8 Transactions with Affiliates. Enter into any contract, agreement, lease or other transaction with any Affiliate on terms any less favorable than those which might be obtained at the time from unrelated third parties;

10.9 Subsidiaries. Sell, transfer or otherwise dispose of any stock or other security of any subsidiary of such Borrower;

10.10 Mergers, Consolidations or Sales. (a) Merge or consolidate with or into any corporation or other entity; (b) enter into any joint venture or partnership with any person, firm or corporation; (c) convey, lease or sell all or any material portion of its property or assets or business to any other person, firm or corporation, except for the sale of Inventory in the ordinary course of its business; or (d) convey, lease or sell any of its assets to any person, firm or corporation for less than the fair market value thereof;

10.11 Indebtedness. Create, incur, assume or be or remain liable with respect to any indebtedness other than (a) indebtedness of Borrowers to Lender, (b) normal trade indebtedness relating to the acquisition of goods and supplies not more than sixty (60) days past due, and (c) indebtedness set forth on Schedule 10.11 annexed hereto

10.12 Change in Legal Status. (a) Change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one, and (b) change its type of organization, jurisdiction or organization or other legal structure. If such Borrower does not have an organizational identification number and later obtains one, such Borrower shall forthwith notify Lender of such organizational identification number.

10.13 Use of Lender's Names. Such Borrower shall not use the name of Lender or any of Lender's subsidiaries or affiliates in connection with the development and operation of the Projects, without the express permission of Lender.

11. EVENTS OF DEFAULT.

Upon the occurrence of any one or more of the following events (herein, "Events of Default"), all Indebtedness of Borrowers to Lender shall become immediately due and payable, at the option of Lender and without notice or demand. The occurrence of any such Event of Default shall also constitute, without notice or demand, a default under all other agreements between Lender and any Borrower and instruments and papers given Lender by any Borrower, whether such agreements, instruments, or papers now exist or hereafter arise, namely:

(a) The failure by a Borrower to pay when due any amount due under the Promissory Note, this Agreement or any other Loan Document.

(b) The failure by a Borrower to promptly, punctually and faithfully perform, or observe any term, covenant or agreement on its part to be performed or observed pursuant to any of the provisions of this Agreement or any other Loan Document, and such default continues uncured for a period of thirty (30) days after Lender provides notice of such default to a Borrower; provided that if: (i) Lender, in its sole discretion, determines that such default is capable of being cured; (ii) Borrowers have immediately initiated steps to cure such default within such thirty (30)-day period; and (iii) Borrowers continue to diligently pursue all reasonable and necessary steps to cure such default, then, such default shall not constitute an Event of Default hereunder, unless (A) such default continues for a period of one hundred twenty (120) days from the date Lender provides notice of such default to a Borrower, or (B) Lender in its sole discretion determines that the continuance of such default is reasonably likely to have a Project Material Adverse Effect.

(c) The occurrence of any default which continues beyond any applicable cure period under any other Loan Document or any other document or agreement entered into by Borrower and Lender (including documents and agreements entered into after the date of this Agreement).

(d) Either (i) a default by a Borrower under any Project Document which continues beyond any applicable cure period, or (ii) the termination of any Project Document, which, in either case, Lender determines, in its reasonable discretion, is reasonably likely to have a Project Material Adverse Effect.

(e) The termination or revocation of any guaranty delivered in connection with the Indebtedness or the Cogeneration Energy Purchase Agreements.

(f) The failure of Borrowers to satisfy the conditions to Commencement of Amortization set forth in Section 5 of this Agreement by the Conversion Date.

(g) Any statement, representation or warranty made by a Borrower herein or any of its officers contained in any Loan Document, financial statement or certificate delivered to Lender shall be determined to have been untrue, false or misleading in any material respect when made.

(h) The occurrence of any default under any other promissory note, loan agreement or other material contact to which any Borrower is a party that Lender determines, in its reasonable discretion, that such default is reasonably likely to have a Project Material Adverse Effect.

(i) Any tax lien, mechanics' lien or other encumbrance is filed against Borrower or any of the Collateral in an aggregate amount exceeding $100,000, which Borrower fails to bond or discharge within thirty (30) days of filing, unless Borrowers deposit into a Blocked Account satisfactory to Lender 100% of the amount of such lien or encumbrance.

(j) The entry of any judgment or judgments against one or more of Borrowers or the Collateral in an aggregate amount between one hundred thousand dollars ($100,000) and five hundred thousand dollars ($500,000), which judgment is not satisfied within fifteen (15) days of its entry, unless Borrowers deposit into a Blocked Account satisfactory to Lender not less than fifty percent (50%) of the amount of such judgment or judgments; or (ii) the entry of any judgment or judgments against one or more of Borrowers or the Collateral in an aggregate amount exceeding five hundred thousand dollars ($500,000), which judgment is not satisfied within fifteen (15) days of its entry, unless Borrowers deposit into a Blocked Account satisfactory to Lender one hundred percent (100%) of the amount of such judgment or judgments.

(k) Any act by, against, or relating to a Borrower, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other person, pursuant to court action or otherwise, over all, or any part of a Borrower's property.

(l) The granting of any trust mortgage or execution of an assignment for the benefit of the creditors of a Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for a Borrower; the failure by a Borrower to generally pay the debts of such Borrower as they mature; adjudication of bankruptcy or insolvency relative to a Borrower; the entry of an order for relief or similar order with respect to a Borrower in any proceeding pursuant to Title 11 of the United States Code entitled "Bankruptcy" (the

"Bankruptcy Code") or any other federal bankruptcy law; the filing of any complaint, application, or petition by or against a Borrower initiating any matter in which a Borrower is or may be granted any relief from the debts of such Borrower pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the meeting by a Borrower of a formal or informal creditor's committee; the offering by or entering into by a Borrower of any composition, extension or any other arrangement seeking relief or extension for the debts of such Borrower, or the initiation of any other judicial or nonjudicial proceeding or agreement by, against or including a Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors.

(m) The entry of any court order that enjoins, restrains or in any way prevents a Borrower from conducting all or any material part of its business affairs in the ordinary course of business.

(n) The dissolution or liquidation of a Borrower, any action by the board, manager or members of a Borrower to approve the dissolution or liquidation of a Borrower, or the ceasing to carry on actively any substantial part of a Borrower's current business.

(o) Any sale, conveyance or other disposition of the equity interest of any Borrower, or the creation, incurrence or existence of any pledge, mortgage, lien, charge or encumbrance or any security interest with respect to the equity interests of any Borrower or the proceeds thereof.

12. **REMEDIES ON DEFAULT.**

12.1 Rights and Remedies on Default. Upon the occurrence of any Event of Default and at any time thereafter, in addition to any other rights and remedies available to Lender hereunder or otherwise, Lender may, without further notice or demand, exercise any one or more of the following rights and remedies:

(a) Terminate Obligation to Advance: Cease the making of any further advances of the Loan and declare Lender's obligation to make advances under this Agreement to be terminated.

(b) Acceleration. Declare the unpaid portion of the Indebtedness to be immediately due and payable, without further notice or demand (each of which hereby is expressly waived by Borrowers), whereupon the same, together with all interest accrued thereon and any applicable prepayment fee, shall become immediately due and payable.

(c) Enforcement. Enforce the provisions of this Agreement or of any of the other Loan Documents by legal proceedings for the specific performance of any covenant or agreement contained herein, or for the enforcement of any other appropriate legal or equitable remedy; and Lender may recover damages caused by any breach by any Borrower of the provisions of this Agreement or any of the other Loan Documents, including court costs, attorneys' fees and other costs and expenses incurred in the enforcement of the obligations of Borrowers hereunder.

(d) Loan Documents. Enforce any and all of its rights and remedies as provided under any of the Loan Documents, including exercise its "step-in rights" as to any one or more of the Project Documents; provided that, notwithstanding anything in this Agreement or any other Loan Document to the contrary, and whether or not an Event of Default exists at such time, Lender shall have the right, but not the obligation, any time following receipt by the Lender of a notice of default under any of the CEPAs: (i) to cure any default under any of the CEPA, and (ii) to exercise its "step-in rights" under the Assignment of Project Documents as to such CEPA upon a Failure to Operate or any time such CEPA would be subject to termination by the Host (as defined in the CEPA) if such default is not cured within a period of thirty (30) days or less.

(e) Private or Public Sale. Any sale or other disposition of the Collateral may be at public or private sale upon such terms and in such manner as Lender deems advisable, having due regard to compliance with any statute or regulation which might affect, limit or apply to Lender's disposition of the Collateral. Lender may conduct any such sale or other disposition of the Collateral upon Borrowers' premises. Unless the Collateral is perishable or threatens to decline speedily in value, or is of a type customarily sold on a recognized market (in which event Lender shall provide Borrowers with such notice as may be practicable under the circumstances), Lender shall give Borrowers at least the greater of the minimum notice required by law or seven (7) days prior written notice of the date, time and place of any proposed public sale, and of the date after which any private sale or other disposition of the Collateral may be made. Lender may purchase the Collateral, or any portion of it at any public sale.

(f) Payments Credited. If Lender sells any of the Collateral on credit, Borrowers will be credited only with payments actually made by the purchaser of such Collateral and received by Lender. If the purchaser fails to pay for the Collateral, Lender may re-sell the Collateral and Borrowers shall be credited with the proceeds of the sale.

(g) Entry to Property. In connection with Lender's exercise of Lender's rights under this Agreement, Lender may enter upon, occupy and use any premises owned or occupied by Borrowers, and may exclude Borrowers from such premises or portion thereof as may have been so entered upon, occupied, or used by Lender. Lender shall not be required to remove any of the Collateral from any such premises upon Lender's taking possession thereof, and may render any Collateral unusable to Borrowers. In no event shall Lender be liable to Borrowers for use or occupancy by Lender of any premises pursuant to this Agreement.

(h) Collateral Assembly. Upon the occurrence of any Event of Default, Lender may require Borrowers to assemble the Collateral and make it available to Lender at Borrowers' sole risk and expense at a place or places, which are reasonably convenient to both Lender and Borrowers.

(i) Other Rights and Remedies. Exercise all other rights and remedies which Lender may have under applicable law.

12.2 Payment of Costs. Borrowers agree to pay Lender immediately and without demand all reasonable costs and expenses incurred by Lender in exercising its rights and remedies hereunder and under each of the other Loan Documents (including, but without limitation, court costs and attorneys' fees, whether incurred in litigation or not) with interest at

the Default Interest Rate from the date of expenditure by Lender until said sums have been paid by Borrowers.

12.3 Remedies Cumulative and Concurrent. The rights and remedies of Lender as provided in this Agreement and in the other Loan Documents shall be cumulative and concurrent and may be pursued separately, successively or together against Borrowers or the Property or the Projects, or any one or more of them, at the sole discretion of Lender, and may be exercised as often as Lender shall determine as occasion therefor shall arise. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof, nor shall the choice of one remedy be deemed an election of remedies to the exclusion of other remedies.

12.4 No Cure or Waiver. Neither Lender's nor any receiver's entry upon and taking possession of all or any part of the Property nor any collection of rents, issues, profits, insurance proceeds, condemnation proceeds or damages, other security or proceeds of other security, or other sums, nor the application of any collected sum to the Indebtedness and the Obligations, nor the exercise of any other right or remedy by Lender or any receiver shall impair the status of the Loan Documents, or cure or waive any default or notice of default under this Agreement or the other Loan Documents, or nullify the effect of any notice of default or sale (unless all Indebtedness and Obligations which are then due have been paid and performed and Borrowers have cured all other defaults), or prejudice Lender in the exercise of any right or remedy, or be construed as an affirmation by Lender of any tenancy, lease or option or a subordination of the lien of the Loan Documents.

12.5 No Conditions Precedent. Neither Borrowers nor any other person now or hereafter obligated for payment of all or any part of the Indebtedness shall be relieved of such obligation by reason of the failure of Lender to comply with any request of Borrowers or of any other person so obligated to take action to enforce any provisions of the Loan Documents, or by reason of the release, regardless of consideration, of all or any part of the security held for the Indebtedness, or by reason of any agreement or stipulation between any subsequent owner of the Property and Lender extending the time of payment or modifying the terms of the Loan Documents without first having obtained the consent of Borrowers or such other person; and in the latter event Borrowers and all such other persons shall continue to be liable to make payments according to the terms of any such extension or modification agreement, unless expressly released and discharged in writing by Lender.

12.6 Release of Security. Lender may release, regardless of consideration, any part of the security held for the Indebtedness or Obligations without, as to the remainder of the security, in any way impairing or affecting the liens of the Loan Documents or their priority over any subordinate lien. Without affecting the liability of Borrowers or any other person (except any person expressly released in writing) for payment of any Indebtedness secured hereby or for performance of any Obligations contained herein, and without affecting the rights of Lender with respect to any security not expressly released in writing, Lender may, at any time and from time to time, either before or after maturity of the Promissory Note, and without notice or consent: (i) release any person liable for payment of all or any part of the Indebtedness or for performance of any Obligations; (ii) make any agreement extending the time or otherwise altering terms of payment of all or any part of the Indebtedness, or modifying or waiving any Obligation, or subordinating, modifying or otherwise dealing with the lien or charge hereof; (iii) exercise or

refrain from exercising or waive any right Lender may have; (iv) accept additional security of any kind; or (v) release or otherwise deal with any property, real or personal, securing the Indebtedness, including all or any part of the Property.

12.7 Lender's Right to Complete Construction. Upon the occurrence of an Event of Default, Lender shall have the right, in addition to all other rights and remedies available to Lender under the Loan Documents, to enter into possession of the Property and perform any and all work and labor necessary to complete the Projects substantially according to Borrower's plans and specifications, and employ contractors, subcontractors and watchmen to protect the premises from damage, subject at all time to Lender's right, at its election, at any time to discontinue any work commenced in respect of the Project or change any course of action undertaken by it and not be bound by any limitations or requirements of time whether set forth herein or otherwise. All sums so expended by Lender shall be deemed to have been disbursed to Borrower and secured by the Mortgage. Pursuant to an Assignment of Project Documents of even date herewith, Borrower has assigned to Lender all of Borrower's interest in the EPC Agreements and all other Project Documents relating to the construction of the Project, but this assignment shall not, in the absence of affirmative exercise of the Lender's rights thereunder, be deemed to impose upon Lender any of Borrower's obligations under any such Project Documents.

12.8 Power of Attorney. Effective upon an acceleration of the Loan pursuant to written notice from the Lender to the Borrower following an Event of Default, Borrower hereby grants Lender a power of attorney, exercisable at the option of the Lender, with full power of substitution to do any one or more of the following:

(a) To use any funds of Borrower, including any funds which may remain undisbursed under the Loan, for the purpose of completing the Projects in the manner called for by the plans and specifications;

(b) To make such additions, changes and corrections in Borrower's plans and specifications as shall be necessary or desirable to complete the Projects;

(c) To employ such contractors, subcontractors, agents, architects, and inspectors as shall be required for said purpose;

(d) To pay, settle or compromise all existing bills and claims which may be liens against the Property or Projects, or as may be necessary or desirable in the sole discretion of Lender for the completion of the Projects or for clearance of title;

(e) To take over and use all or any part of the labor, materials, supplies and equipment contracted for, owned by, or under the control of Borrower, whether or not previously incorporated into the Projects;

(f) To execute all applications and certificates in the name of Borrower which may be required by any of the contract documents;

(g) To prosecute and defend all actions or proceedings in connection with the construction of the Projects; and

(h) To do any and every act with respect to construction or completion of the Project or the closing of any permanent financing which Borrower might do in its own behalf, including without limitation, execution, acknowledgement, and delivery of all instruments , documents, and papers in the name of Borrower as may be necessary or desirable in the sole discretion of Lender.

It is further understood and agreed that this limited power of attorney, exercisable by Lender only upon an acceleration following an Event of Default, cannot be revoked. The Lender shall not have any obligation or liability with respect to this power of attorney unless, and only to the extent, it takes affirmative action to exercise its rights pursuant to this power of attorney. Unless the Lender takes some action expressly pursuant to a power of attorney granted in this or another Loan Document, the Lender's enforcement of remedies pursuant to the Loan Documents shall not be deemed to be actions taken in its capacity as attorney in fact for the Borrower. Borrower hereby assigns and quitclaims to Lender all sums undisbursed under the Loan, such assignment and quitclaim to be effective only in the case of Borrower's default.

13. STANDARDS FOR EXERCISING REMEDIES.

To the extent that applicable law imposes duties on Lender to exercise remedies in a commercially reasonable manner, Borrowers acknowledge and agree that it is not commercially unreasonable for Lender (a) to fail to incur expenses reasonably deemed significant by Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (b) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (c) to fail to exercise collection remedies against account debtors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (d) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (e) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (f) to contact other persons, whether or not in the same business as Borrowers, for expressions of interest in acquiring all or any portion of the Collateral, (g) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (h) to dispose of the Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (i) to dispose of assets in wholesale rather than retail markets, (j) to disclaim disposition warranties specifically to disclaim any warranties of title or the like, (k) to purchase insurance or credit enhancements to insure Lender against risks of loss, collection or disposition of Collateral or to provide to Lender a guaranteed return from the collection or disposition of Collateral, or (l) to the extent deemed appropriate by Lender, to obtain the services of other brokers, investment lenders, consultants and other professionals to assist Lender in the collection or disposition of any of the Collateral. Borrowers acknowledge that the purpose of this section is to provide non-exhaustive indications of what actions or omissions by Lender would not be commercially unreasonable in Lender's exercise of remedies against the Collateral and that other actions or omissions by Lender shall not be deemed commercially unreasonable

solely on account of not being indicated in this section. Without limitation upon the foregoing, nothing contained in this section shall be construed to grant any rights to Borrowers or to impose any duties on Lender that would not have been granted or imposed by this Agreement or by applicable law in the absence of this section.

14. **INSURANCE; CASUALTY.**

14.1 Insurance. Borrowers shall, while any obligation of a Borrower under this Agreement or any other Loan Document remains outstanding, provide for and maintain at Borrowers' sole expense, with licensed insurance companies rated "A" and financial category of "X" or higher by Best or equivalent, the following policies of insurance for each Project in form and substance satisfactory to Lender:

(a) A policy of commercial general liability insurance utilizing ISO form CG 0001 (or its equivalent) in an amount not less than $2,000,000 per occurrence, $2,000,000 personal injury and advertising injury, $2,000,000 facility operational and completed operation aggregate and $2,000,000 general aggregate with extended protection coverage for the following: (i) contractual liability coverage; (ii) premises and operations liability coverage; (iii) products and completed operations liability coverage; (iv) bodily injury liability coverage; (v) property damage liability coverage.. Such policies shall name Lender as loss payee and additional insured and provide that such policies will not be cancelled without at least ten (10) days prior notice to Lender. Such coverage shall include:

(a) Such Project and such Project Site;

(b) The equipment purchased by the Project Company and assigned to EPS pursuant to the EPC Agreement related to such Project;

(c) The real property on which the equipment set forth in subparagraph (b) above is located prior to transport;

(d) Liability arising out of acts of contractors, subcontractors and agents;

(e) A provision that the insurance company has a duty to defend all insureds under the policy and that such defense costs are paid in addition to and do not deplete the policy limits;

(f) Deletion of any exclusion or limitation of coverage based upon the type of use of structure or building; and

(g) Deletion of any exclusion or limitation of coverage arising out of explosion, collapse or underground hazards.

(b) Prior to commencement of construction, Builder's risk insurance, in an amount equal to the full replacement value of such Project.

(c) Commercial umbrella/follow form excess policy with limits of not less than $3,000,000 per occurrence in excess of the underlying policy limits. The commercial umbrella/follow form excess insurance policy must provide coverage at least as broad as the underlying employer's liability, automobile liability and general liability policies and shall include an obligation to defend claims or reimburse defense costs.

14.2 Certificates. Such Project Company shall furnish Lender with certificates of insurance as evidence that the policies are in full force and effect.

14.3 Waiver of Subrogation. All insurance policies supplied pursuant to this Section 14 (except those relating to workers' compensation insurance) shall include a waiver of any right of subrogation of the insurers thereunder against such Project Company and its respective employees, agents and representatives.

14.4 Damage to the Projects. If any Project or Projects, or any part thereof, shall be damaged or destroyed, or any loss is sustained, in any manner by a fire or other casualty:

(a) If an Event of Default exists immediately prior to such casualty or loss, the Lender may, in its discretion, declare an Event of Default and exercise any or all of the rights or remedies provided for on the occurrence of an Event of Default and apply the proceeds from any insurance policies to the Indebtedness;

(b) If no Event of Default exists immediately prior to such casualty or loss, and the amount of the repair or replacement cost of such casualty or loss is not greater than $200,000, proceeds of insurance shall be disbursed to the appropriate Project Company and shall be used for the sole purpose of paying costs of repair or replacement of the Project; or

(c) If no Event of Default exists immediately prior to such casualty or loss, and the amount of the repair or replacement cost of such casualty or loss is greater than $200,000, all of the net proceeds from any insurance policies shall be paid over to Lender, and if:

(1) No Event of Default has occurred, and no event has occurred which with the giving of notice or the passage of time could become an Event of Default; and

(2) Borrowers shall have provided assurances satisfactory to Lender that (i) the net insurance proceeds received by Lender in connection with such damage or loss, together with other funds of Borrowers delivered and pledged to Lender for such purpose, will be sufficient to carry out the repair and restoration of the loss or damage, (ii) the Completion of the Construction will not be materially delayed by the repair and restoration, (iii) the costs of such Completion shall not be increased thereby, and (iv) the Projects will not be affected in any way by the damage or loss, or its repair or restoration, and such Completion shall otherwise be accomplished as contemplated by this Agreement;

then the net insurance proceeds held by Lender shall thereafter be advanced by Lender to Borrowers, after expenditure of Borrowers' funds which were delivered and pledged to Lender

as aforesaid, for the purpose of repairing and restoring the loss or damage, through a process of requisitions and advance approvals reasonably required by the Lender, and subject to each of the terms of this Agreement until the repair and restoration is completed. Borrower shall not owe any interest or be required to supply any additional equity with respect to such insurance proceeds held and paid by the Lender in accordance with this Section 14.4. If the insurance proceeds are so advanced for restoration, Borrowers agree to proceed with such repair and restoration in accordance with all provisions of this Agreement and to diligently prosecute the work of restoration to completion. If, after such repair and restoration is completed, there are excess funds available, the excess shall be first released to Borrowers up to the amount of Borrowers' funds expended in the repair and restoration, any balance shall be applied against the Indebtedness.

15. LENDER'S DISCLAIMERS.

15.1 Disclaimer. Lender has no liability or obligation whatsoever in connection with the construction, or completion of any work performed at the Property or on the Projects, and has no obligation except to advance the Loan proceeds in accordance with the Loan Documents; Lender is not obligated to inspect the Construction nor is Lender liable and under no circumstances whatsoever shall Lender be or become liable for the performance or default of any contractor or subcontractor, or for any failure to construct, complete, protect, or insure the Property or the Projects, or any part thereof, or for the payment of any cost or expense incurred in connection therewith, or for the performance or nonperformance of any obligation of Borrowers to Lender or to any other person, firm, or entity without limitation; and nothing, including, without limitation, any disbursement of Loan proceeds or acceptance of any document or instrument, shall be construed as such a representation or warranty, express or implied, on Lender's part.

15.2 No Representations by Lender. By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender, pursuant to this Agreement and the other Loan Documents, including (but not limited to) any officer's certificate, survey, appraisal or insurance policy, Lender shall not be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty or representation with respect thereto by Lender.

15.3 No Liability. Any term or condition of this Agreement or of the other Loan Documents to the contrary notwithstanding, Lender shall not have, and by its execution and acceptance of this Agreement hereby expressly disclaims, any obligations or responsibility for the management, conduct, or operation of the business and affairs of Borrowers; and any term or condition of the Loan Documents permitting Lender to disburse funds, whether from the proceeds of the Loan, or otherwise, or to take or refrain from taking any such action with respect to Borrowers, the Construction, or any collateral for repayment of the Loan, or to permit Lender to audit and review the management, operation, and conduct of the business and affairs of Borrowers, or to maintain and preserve the security given by Borrowers to Lender for the Loan, may not be relied upon by any other person. Further, Lender shall not have, has not assumed and, by its execution and acceptance of this Agreement, hereby expressly disclaims any liability

or responsibility for the payment or performance of any indebtedness or obligation of Borrowers and no term or condition hereof, or of the other Loan Documents shall be construed otherwise.

15.4 Borrower Indemnification. Borrowers hereby expressly acknowledge that no term or condition of the Loan Documents shall be construed so as to deem the relationship between Borrowers and Lender to be other than that of borrower and lender; and Borrowers shall at all times represent that the relationship between Borrowers and Lender is solely that of borrower and lender. Borrowers hereby indemnify and agree to hold Lender harmless from and against any cost, expense, or liability incurred or suffered by Lender as a result of any assertion or claim of any obligation or responsibility of Lender for the management, operation, and conduct of the business and affairs of Borrowers or as a result of any assertion or claim of any liability or responsibility of Lender for the payment or performance of any indebtedness or obligation of Borrowers.

15.5 No Agency. Nothing herein shall be construed as making or constituting Lender as the agent of Borrowers in making payments pursuant to any construction or construction management Project Documents or subcontract entered into by Borrowers for the Construction of the Projects or otherwise, the purpose of all requirements of Lender hereunder being solely to allow Lender to ascertain and require documentation (including, but not limited to, lien waivers) sufficient to protect Lender and the Loan contemplated hereby. Borrowers shall have no right to rely on any procedures required by Lender, Borrowers hereby acknowledging that: (i) Borrowers have sole responsibility for construction and paying for work done at the Property in accordance therewith; and (ii) Borrowers have solely on Borrowers' own behalf selected or approved the contractor and each subcontractor and Borrowers assume all responsibility for these persons or entities or for the quality of their materials or workmanship.

16. MISCELLANEOUS.

16.1 Further Assurances. Borrowers, upon the request of Lender, will execute, acknowledge and deliver such further instruments (including, without limitation, financing statements, estoppel certificates and declarations of no set-off) and do such further acts as may be necessary, desirable or proper to carry out more effectively the purpose of the Loan, this Agreement and the other Loan Documents, and to facilitate the assignment or transfer of the Promissory Note, and any renewals, additions, substitutions, replacements or betterments thereto. Upon any failure of Borrowers to execute and deliver such instruments, certificates and other documents on or before 15 days after receipt of written request therefor, Lender may make, execute and record any and all such instruments, certificates.

16.2 Materiality. All representations, warranties, covenants and agreements set forth in this Agreement and in the other Loan Documents are material and shall be deemed to have been relied upon by Lender in making the Loan, notwithstanding any investigation heretofore or hereafter made by Lender.

16.3 Survival. The warranties, representations, covenants and agreements set forth in this Agreement and in the other Loan Documents shall survive the making of the Loan and the execution and delivery of the Promissory Note, and shall continue in full force and effect until the Indebtedness shall have been paid in full and all Obligations performed, excepting only such

obligations as specified in the Loan Documents which, by their terms, survive the repayment of the Indebtedness.

16.4 Recording and Filing. Borrowers, at their expense, will cause the Loan Documents to be recorded, registered or filed, and all supplements thereto and any Financing Statements, at all times to be recorded, registered and filed and re-recorded, re-registered and re-filed in such manner and in such places as Lender shall reasonably request, and will pay all such recording, registering, filing, re-recording, re-registering and re-filing taxes, fees and other charges.

16.5 Notice. All notices, demands, requests and other communications required under this Agreement shall be in writing and shall be given to Borrowers at Borrowers' Notice Address and to Lender at Lender's Notice Address, when and as provided in the Loan Documents. Concurrently with delivery of any notice to Lender, Borrowers shall deliver a copy of any such notice to Lender's counsel: Thomas H. Moody, Downs Rachlin Martin, PLLC, P.O. 199 Main Street, P.O. Box 190, Burlington, Vermont 05402.

16.6 Strict Performance. Any failure by Lender to insist upon strict performance by any Borrower of any of the terms and provisions of the Loan Documents shall not be deemed to be a waiver of any of the terms or provisions of the Loan Documents and Lender shall have the right thereafter to insist upon strict performance by any Borrower of any and all of them.

16.7 Lender's Right to Perform the Obligations. If Borrowers shall fail to make any payment or perform any act required by this Agreement or the other Loan Documents, then, at any time thereafter, without notice to or demand upon Borrowers and without waiving or releasing any obligation or default, Lender may make such payment or perform such act for the account of and at the expense of Borrowers. All sums so paid by Lender, and all costs and expenses, including, without limitation, attorneys' fees and expenses so incurred together with interest thereon at the Default Interest Rate, from the date of payment or incurring, shall constitute additions to the Indebtedness secured by the Loan Documents, and shall be paid by Borrowers to Lender on demand. Borrowers shall indemnify Lender for all losses and expenses, including attorneys' fees, incurred by reason of any acts performed by Lender pursuant to the provision of this Section or by reason of the Loan Documents, and any funds expended by Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Interest Rate from the date of such expenditures, shall constitute additions to the Indebtedness and shall be secured by the security documents and shall be paid by Borrowers to Lender upon demand.

16.8 Maximum Rate of Interest. Notwithstanding any provision in this Agreement or in any of the other Loan Documents or in any instrument now or hereafter relating to or securing the Indebtedness, the total liability for payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, or other sums which may at any time be deemed to be interest, shall not exceed the limit imposed by applicable usury laws. If the total liability for payments of interest and payments in the nature of interest, including without limitation, all charges, fees or other sums which may at any time be deemed to be interest, for any reason whatsoever results in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the applicable usury laws, all sums in

excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between or to any party hereto, be applied to the reduction of the Indebtedness immediately upon receipt of such sums by Lender, with the same force and effect as though Borrowers had specifically designated such excess sums to be so applied to the reduction of the Indebtedness and Lender had agreed to accept such sums as a payment of the Indebtedness not subject to any prepayment penalty, provided, however, Lender may, at any time and from time to time, elect, by notice in writing to Borrowers, to waive, reduce, or limit the collection of any sums (or refund to Borrowers any sums collected) in excess of those lawfully collectible as interest rather than accept such sums as a prepayment of the Indebtedness.

16.9 Notification. Borrowers shall with reasonable promptness, but in any event within 5 business days after any Borrower has knowledge thereof, notify Lender in writing of the occurrence of any act, event or condition which constitutes or (except for monetary obligations not yet due) which after notice or passage of time or both, would constitute an Event of Default under this Agreement.

16.10 Publicity. Upon giving prior written notice to Borrowers, Lender shall have the right to issue press releases, advertisements and other promotional materials regarding the Loan, and may name Borrowers and the Property and the Projects therein.

16.11 Participation. Without in any way limiting Lender's rights with respect to its interest in the Loan, it is understood that Lender may grant participations in the Loan to other lenders.

16.12 Integration/Severability. The Loan Documents embody the entire agreement between the parties, supersede all prior agreements and understandings, written or oral, if any, relating to the subject matter hereof. In case any one or more of the provisions of this Agreement or of any of the other Loan Documents shall be invalid, illegal or unenforceable in any respect, the validity of this Agreement and each of the other Loan Documents and the remaining provisions thereof shall be in no way affected, prejudiced or disturbed thereby.

16.13 Modifications. This Agreement, the other Loan Documents and the terms of each of them may not be changed, waived, discharged or terminated orally, but only by an instrument or instruments in writing signed by the party against which enforcement of the change, waiver, discharge or termination is asserted.

16.14 Applicable Law. This Agreement, together with the Promissory Note and each of the other Loan Documents shall be governed by and construed according to the laws of the State of Vermont, and this Agreement is executed as a sealed instrument under Vermont law. Borrowers hereby submits to the jurisdiction of each state and federal court which sits in the State of Vermont, and agrees that service made in accordance with the notice provisions of this Agreement or the other Loan Documents shall be proper service. Venue for the enforcement of any of the obligations under this Agreement or under any of the other Loan Documents shall lie in Vermont; and Borrowers waive any right to claim that Vermont is an inconvenient forum. No claim against Lender may be asserted other than in Vermont.

16.15 Broker Indemnification. Any brokerage commission or finder's fees payable in connection with the transactions contemplated hereby shall be payable by Borrowers and not by Lender, and Borrowers shall indemnify Lender and hold Lender harmless against any claim of any broker or finder arising out of the transactions contemplated hereby. The obligations of Borrowers under this Section shall survive the expiration or termination of this Agreement.

16.16 Headings. The article headings and the section and subsection captions are inserted for convenience of reference only and shall in no way alter or modify the text of such articles, sections and subsections.

16.17 Business Purpose. BORROWERS DO HEREBY ATTEST, CERTIFY, REPRESENT, WARRANT AND COVENANT THAT NEITHER THE PROPERTY NOR ANY PORTION THEREOF ARE USED OR ARE INTENDED TO BE USED BY BORROWERS OR BY ANY PERSON LIABLE HEREUNDER AS A DWELLING, OR AS A HOME, AND THAT THIS EXTENSION OF CREDIT AND THE PROCEEDS OF THIS TRANSACTION ARE SOLELY TO BE USED FOR COMMERCIAL AND BUSINESS PURPOSES, AND NOT FOR AGRICULTURAL, PERSONAL, CONSUMER, FAMILY OR HOUSEHOLD PURPOSES, AND BORROWERS ACKNOWLEDGE THAT THIS ATTESTATION, CERTIFICATION, REPRESENTATION, WARRANTY AND COVENANT HAS BEEN RELIED UPON BY THE HOLDER.

16.18 Certain Waivers. IN ANY CASE, CONTROVERSY OR MATTER WHICH ARISES OUT OF, OR IS IN RESPECT OF, THIS AGREEMENT, THE PROMISSORY NOTE AND/OR LOAN EVIDENCED THEREBY, ANY OF THE OTHER LOAN DOCUMENTS, ANY COLLATERAL SECURING THE PROMISSORY NOTE, OR ANY OTHER INSTRUMENT IN CONNECTION WITH THE LOAN, WHETHER NOW EXISTING OR HEREAFTER ARISING, BORROWERS AND LENDER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY: (A) WAIVE ANY RIGHT TO AND AGREE NOT TO BRING, COMMENCE, OR OTHERWISE TAKE ANY ACTION TO TRANSFER ANY PROCEEDING INCLUDING WITHOUT LIMITATION COURT ACTION, ARBITRATION, MEDIATION, ADMINISTRATIVE PROCEEDING OR OTHERWISE AGAINST LENDER AND/OR ANY AFFILIATE, OTHER THAN IN THE STATE OF VERMONT; (B) WAIVE ANY NOW EXISTING AND/OR HEREAFTER ARISING RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE; AND (C) WAIVE ANY NOW EXISTING AND/OR HEREAFTER ARISING RIGHT TO ANY CONSEQUENTIAL, PUNITIVE, SPECIAL, EXEMPLARY AND/OR INCIDENTAL DAMAGES. BORROWERS AND LENDER ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WITNESSES:

Name:

Name:

Name:

Name:

Name:

BORROWERS:

NEC-EPS HOLDING, LLC

By: ____________________
Name: Daniel P. Goldman
Title: President

LYNN ENERGY CENTER, LLC

By: ____________________
Name: Daniel P. Goldman
Title: President

FRANKLIN ENERGY CENTER, LLC

By: ____________________
Name: Daniel P. Goldman
Title: President

COI ENERGY CENTER, LLC

By: ____________________
Name: Daniel P. Goldman
Title: President

LENDER:
BANKNORTH, N.A.

By: ____________________
Name: William E. Kidder
Title: Vice President